UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2010

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8200 NW 52nd Terrace, Suite 102

Miami, Florida 33166, USA

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 1.01	Entry Into a Material Definitive Agreement.

Contribution Agreement

On July 29, 2010, we entered into a Contribution Agreement (the “Agreement”) with Amper, S.A. (“Amper”). As previously disclosed, on May 24, 2010, we entered into a Strategic Alliance Agreement with Amper pursuant to which, among other things, the parties agreed to evaluate a potential equity transaction. Pursuant to the Agreement, Amper will acquire 165,705,913 shares of our newly issued common stock in exchange for the contribution to eLandia by Amper of approximately 90% of the outstanding capital stock of Hemisferio Norte, S.A. (“Hemisferio”). Hemisferio owns 100% of Hemisferio Sul Participaçoes Ltda. (“Hemisferio Sul”), which owns 88.96% of Medidata Informática, S.A. (“Medidata”), which owns 100% of XC Comercial e Exportadora Ltda. (“XC”). Hemisferio, Hemisferio Sul, Medidata and XC are collectively referred to in the Agreement as the “Contributed Entities.” A description of the business of Medidata is set forth below. The shares of our common stock being issued to Amper will represent approximately 85% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by the Agreement.

The Agreement contains standard representations and warranties from each of the parties including securities investment representations from Amper as well as representations from each of the parties regarding financial statements, regulatory filings, legal compliance, pending litigation and tax matters. Under the Agreement, we are required to register the shares of our common stock being issued to Amper pursuant to the terms of a mutually agreeable registration rights agreement.

Under the terms of the Agreement, we have been granted an option to acquire the balance of Amper’s interest in Hemisferio for an option price equal to $8.9 million. The option may be exercised for a six-month period following the closing and the option price is payable by us through the issuance to Amper of additional shares of our common stock at a price per share equal to the fair market value of our common stock as of the option exercise date.

Prior to the closing of the transactions contemplated by the Agreement, and subject to the duties of our board of directors to consider unsolicited superior alternative transactions, we have agreed that we will not solicit, negotiate or enter into discussions with a third party, other than Amper or its affiliates, regarding a transaction involving any of the following (each, an “Alternative Transaction”): (i) the acquisition of our assets or the assets of any of our subsidiaries equal to 15% or more of our consolidated assets or to which 15% or more of our net revenues or net income are attributable, (ii) the acquisition of 15% or more of our voting equity interests, (iii) a tender or exchange offer that would result in the acquirer beneficially owning 15% or more of our voting equity interests, (iv) a merger, consolidation, other business combination or similar transaction involving the Company or any of our subsidiaries, pursuant to which the acquirer would own 15% or more of our consolidated assets, net revenues or net income, taken as a whole, or (v) the liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend by us. Amper also has agreed not to transfer any of its interests in any of the Contributed Entities or enter into discussions with any third party regarding such transfer.

The closing of the transactions contemplated by the Agreement is subject to the satisfaction of certain conditions including, among others, the following: (i) the parties obtaining all applicable third party consents including the approval of the U.S. Federal Communications Commission (“FCC”) and eLandia obtaining a consent to the Agreement and general release and acknowledgment from the receiver for Stanford International Bank Ltd., (ii) execution of new employment agreements by our chief executive and chief financial officers, (iii) certain of our executive officers waiving their severance rights under their current employment contracts, and (iv) our receipt of a final fairness opinion from an investment bank.

Amper may terminate the Agreement as follows: (i) if we are in breach of the Agreement and such breach cannot be cured within 10 days following notice from Amper, (ii) if any conditions to Amper’s obligations cannot be satisfied by January 1, 2011 (the “Termination Date”), unless such failure is due to Amper’s failure to perform or comply with the Agreement, (iii) if we enter into or announces our intention to enter into an Alternative Transaction, or (iv) if the Company fails to obtain the consent, release and acknowledgement from the SIBL receiver described above within 45 days from the date of the Agreement. In addition, we may terminate the Agreement as follows: (a) if Amper is in breach of the Agreement and such breach cannot be cured within 10 days following notice from us, (b) if any conditions to our obligations cannot be satisfied by the Termination Date, unless such failure is due to our failure to perform or comply with the Agreement, or (c) if our board of directors authorizes an Alternative Transaction. Either party may extend the Termination Date to February 1, 2011 if the failure to close is due solely to the inability to obtain the consent of the FCC to the transactions contemplated by the Agreement. If either party terminates the Agreement as a result of our entry into an Alternative Transaction, then Amper shall be entitled to receive from us a termination fee in the amount of 500,000 Euros. Also, if we terminate the Agreement as a result of Amper’s violation of its non-solicitation and exclusivity covenants, then we shall be entitled to receive from Amper a termination fee in the amount of 500,000 Euros.

As previously disclosed, we received from Amper an Exclusivity Advance in the amount of $5 million in connection with the execution of the Strategic Alliance Agreement. The repayment of the Exclusivity Advance remains subject to the terms set forth in the Strategic Alliance Agreement.

Business of Medidata

Medidata has been operating in Brazil since 1976. Medidata offers integrated communications solutions to telecommunications operators, corporations, financial clients and governments in Brazil. With headquarters in Rio de Janeiro, Medidata has branches in São Paulo, Brasília and Belo Horizonte, support centers in Vitória and Barueri and more than 200 employees. The transaction contemplated by the Contribution Agreement will increase our regional footprint, providing us market entry into Brazil and will enable the combined company to service large domestic, multi-national and multi-Latina customers throughout the Latin America region. We expect that the increased scale of the combined company will improve our negotiating power with vendors and create cost saving opportunities, allow for servicing of clients across larger geographies and multiple products and services, and diversify customer concentration risk, country risk and currency or devaluation risk. At the present time, approximately 89% of Medidata is owned by Amper indirectly through a subsidiary.

Amper, a Madrid, Spain based company, is a leader in the design and implementation of integrated solutions and information systems for civilian and military communications. With more than 50 years of experience in the European market, Amper provides network, radio communication, military, security, software and systems solutions through its defense, homeland security and telecom business units. Amper is traded in the Madrid Stock Exchange since 1986 and Ibex technological shares since 2000.

Item 8.01	Other Events

On July 29, 2010, we issued a press release announcing the entry into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release Issued by eLandia International Inc., July 29, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: July 30, 2010	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release Issued by eLandia International Inc., July 29, 2010.

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